EXHIBIT NO. 99-2



NIAGARA MOHAWK COMPLETES SALE OF HUNTLEY AND DUNKIRK COAL STATIONS

SYRACUSE - June 11 - Niagara Mohawk Power Corporation, a wholly owned subsidiary of Niagara Mohawk Holdings, Inc. (NYSE: NMK) today announced the closing of the sale of its Huntley and Dunkirk coal-fired electric generating stations. NRG Energy, Inc., a wholly owned subsidiary of Northern States Power Company (NYSE:
NSP), has acquired the plants for $355 million. The sale of the coal stations, with a combined capacity of 1,360 megawatts, as announced last December.

"Completion of the sale of the Huntley and Dunkirk stations represents a major step in the divestiture of our generating assets and allows us to make progress on our strategy to restore shareholder value," said William E. Davis, Chairman and CEO of Niagara Mohawk Holdings, Inc. "We will use the proceeds from the sale to retire debt as we seek to optimize our capital structure."

The Huntley Station is located on the Niagara River, just north of the city of Buffalo. The Dunkirk Station is located on the shores of Lake Erie in Dunkirk, New York. Under a transition power contract in place through June 2003, Niagara Mohawk will purchase electricity generated by the coal stations at negotiated prices.

The divestiture of Niagara Mohawk's generating assets was one of the key elements of the company's POWERCHOICE plan to reduce prices and promote competition.